EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of the 1st day of December, 2010, by and between CORDIA BANCORP INC., a Virginia Corporation (“Cordia” or “the Company”), and Jack C. Zoeller (the “Employee”) and provides as follows:

RECITALS

WHEREAS, the employment of Employee by Cordia is in the best interests of Cordia and Employee; and

WHEREAS, the parties have mutually agreed upon the terms and conditions of Employee’s employment by Cordia as hereinafter set forth;

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1.          Employment. (a) Employee shall be employed as Chief Executive Officer of Cordia. He shall perform such services for Cordia as may be assigned to Employee by the Board of Directors from time to time upon the terms and conditions hereinafter set forth.

(b)      The parties recognize that the Board of Directors of Cordia shall oversee the business affairs of the Company and that the relationship between the Company and Employee shall be that of an employer and an employee. The Board of Directors shall have the sole authority to set and establish reasonable work schedules and standards applicable to Employee.

Section 2.          Term. The term of this Agreement shall continue until December 31, 2013, unless sooner terminated under the terms of this Agreement (the “Initial Term”). This Agreement shall be renewed automatically for successive additional terms of one (1) year each unless either party gives the other notice of nonrenewal at least sixty (60) days prior to the expiration of the Initial Term or any additional term, as the case may be.

Section 3.          Exclusive Service. Employee shall devote his best efforts and full time to rendering services on behalf of Cordia in furtherance of its best interests. Employee shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to chief executive officers of U.S. bank holding companies. Employee may serve in an executive capacity with any bank that Cordia invests in. Employee may participate in outside activities, (i.e. Boards, Committees, Civic Organizations, etc.) provided such activity would be considered beneficial to Cordia by fostering goodwill for the employee or the organization. Such activity must remain at a level which will not hinder the Employee’s service to Cordia.

Section 4.          Salary. (a) As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of Three Hundred Thousand Dollars ($300,000.00) payable on such terms and in such installments as the parties may from time to time mutually agree upon. The Board of Directors, in its discretion, may increase Employee’s base salary during the term of this Agreement, but in no event shall the annual base salary be reduced, except as provided in Paragraph 21.

(b)         Housing Allowance: Cordia agrees to pay Employee an allowance of $2,000 per month to cover the additional costs of maintaining a separate residence from his primary residence while such physical presence is necessary. This specifically recognizes that Cordia’s base of operation is in Washington, D.C. and its proposed subsidiary, Bank of Virginia, is in Richmond, VA. If in the future the Employee’s responsibilities do not require him to spend a significant amount of time in Richmond, this allowance will be adjusted to reflect the actual out-of town Cordia-related housing costs of Employee, if any. In the event that Employee chooses to relocate from Washington to Richmond, Cordia agrees to reimburse Employee’s moving costs in lieu of payment of a housing allowance.

(c)          Automobile Allowance: Cordia agrees to provide an automobile for the Employee’s use. The expense of such vehicle should be reasonable and customary for Bank CEOs in institutions of a similar size and location to Bank of Virginia. Cordia will bear the cost of a driver at the frequency and discretion of Employee.

(d)         Cordia agrees to reimburse Employee for the cost of travel to and from Washington and Richmond at a frequency of no more than twice per week, at a cost of no more than $100 per round trip. Employee may elect to receive above amount at the stated frequency as an allowance in lieu of providing receipts. Employee will not be reimbursed for round trips when transportation is provided by Cordia.

(e)         The Company shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Company. The Company shall also withhold and remit to the proper party any amounts agreed to in writing by the Company and Employee for participation in any corporate sponsored benefit plans for which a contribution is required.

(f)          Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by Cordia.

Section 5.          Corporate Benefit Plans. Employee shall be entitled to participate in or become a participant in any employee benefit plan maintained by the Company or its subsidiaries for which he is or will become eligible on such terms as the Board of Directors may, in its discretion, establish, modify or otherwise change.

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Section: 6    Key-man insurance. Cordia has the right to purchase key- man insurance on employee and employee agrees to submit to whatever medical examination or review is required to secure said policy. The amount of coverage will be determined by Cordia with the proceeds payable to Cordia.

Section:7.   Employee Insurance. During Employee’s employment, Cordia will provide life Insurance of one million dollars payable to any beneficiaries designated by Employee. Such Insurance is subject to availability at reasonable market rates of insurability. This coverage will be provided by increasing the key-man policy by the appropriate amount or by a separate policy, at the discretion of Cordia. Such cost of the policy or increase previously referenced will be included for tax purposes in the employee’s taxable income.

Section 8. Termination. (a) Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach.

(b)        Employee’s employment hereunder may be terminated by Employee upon thirty (30) days written notice to the Company or at any time by mutual agreement in writing.

(c)       This Agreement shall terminate upon the death of Employee; provided, however, that in such event Cordia shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which his death occurs.

(d)       The Company shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of or indictment for a felony, conviction of or indictment for a misdemeanor involving moral turpitude, misappropriation of Company assets (determined on a reasonable basis), failure to cooperate in legal proceedings against the Company, or material breach of any other provision of this Agreement. Termination for “Cause” due to a material deficiency in performance of his duties shall only occur after a written notice from the Board of Directors. Termination will occur only if Employee fails to cure such deficiency within 60 days or such other reasonable period of time specified by the Board of Directors if such deficiency cannot be cured within 60 days. Any notice given under this subsection shall state that it is a notice pursuant to Section 6(d) of this Agreement and shall set forth the Board's complaints in detail sufficient to allow Employee to understand and correct them. In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement.

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(e)        Cordia may terminate Employee’s employment under this Agreement, after having established the Employee’s disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with the Company shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt, Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (1) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Company or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Bank for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Company shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § l2101 et. seq.

(f)          If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Company’s obligations under this Employment Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If any payment of withheld compensation is made under this Section 6(f) in the Company’s sole discretion, it shall be made by March 15 following the calendar year in which the charges in the applicable notice are dismissed.

(g)        If Employee is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under the Federal Reserve Act, the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Company under this Employment Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(h)(1)   If Employee’s employment is terminated without Cause or Employee resigns for Good Reason and, in either case, Section 6(i), below, does not apply, then Cordia shall pay Employee as compensation for services rendered to the Company a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the Employee’s monthly base salary, as described in Section 4(a), for each of the thirty six (36) months following the month during which the termination or resignation occurs. Subject to Section 6(h)(2), below, such amount shall be payable in installments over the thirty six (36) month period immediately following Employee’s termination or resignation, at the time or times payments of base salary would have been made absent the termination or resignation.

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(2)         Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts payable under the Section 6(h)(1) to a Key Employee shall commence on the first day of the month following the six-month anniversary of Employee’s last day of employment with Cordia. The initial payment made under the preceding sentence shall include amounts that would have been paid under Section 6(h)(1) through the date of such initial payment had Employee not been a Key Employee. For purposes of this Agreement, Employee shall be a “Key Employee” if, as of December 31 of any calendar year, he satisfies the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with Treasury Regulations thereunder and disregarding Code Section 416(i)(5)). If Employee meets the criteria set forth in the preceding sentence, he will be considered a Key Employee for purposes of this Agreement for the 12-month period commencing on the next following April 1. For example, if Employee meets the definition of Key Employee as of December 31, 2010, he will be considered a Key Employee from April 1, 2011 through March 31, 2012, when applying the special rules for Key Employees found in this Agreement.

(3)        It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Company or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Company on the date of a Change of Control (or any other accounting firm designated by the Company) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Company under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. Employee shall have the right to designate within a reasonable period, which payments or benefits will be reduced; provided, however, that if no direction is received from Employee, the Company shall implement the reductions in its discretion.

(i)(1)     If Employee’s Series A shares are not fully vested according to the Amended and Restated Stock Purchase Agreement between Cordia Bancorp Inc. and Jack C. Zoeller, amended as of December 9, 2010, and if Employee’s employment is terminated without Cause or Employee resigns for Good Reason within one year after a Change of Control shall have occurred, then on Employee’s last day of employment with the Company, the Company shall pay to Employee as compensation for services rendered to the Company a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to 299% of (a) Employee’s “annual base salary” plus (b) Employee’s “annual bonus”, each as defined in the following sentence. For purposes of the preceding sentence, (a) Employee’s “annual base salary” means the greater of his annual base salary in effect immediately prior to his termination or his annual base salary in effect immediately prior to the Change of Control, and (b) Employee’s “annual bonus” means the greater of his annual bonus paid most recently or his annual bonus paid most recently prior to the Change of Control. No payment shall be made if said shares are fully vested within one year of the Change of Control.

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(2)         Notwithstanding the foregoing, to the extent required by Code Section 409A, the amount payable to a Key Employee under Section 6(i)(1) above shall be made on the first day of the month following the six-month anniversary of Employee’s last day of employment with Cordia.

(3)        For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Cordia securities having 50% or more of the combined voting power of the then outstanding Cordia securities that may be cast for the election of Cordia’s directors other than a result of an issuance of securities initiated by Cordia, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of Cordia before such events cease to constitute a majority of the Cordia Board, or any successor’s board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

(j)          For purposes of this Agreement, “Good Reason” means: (i) the assignment of duties to Employee by the Company that are materially different from the Employee’s duties on the date hereof or that result in Employee having significantly less authority and/or responsibility than he had on the date hereof, without his express written consent; (ii) the relocation of Employee to a facility or location that is more than twenty-five (25) miles from his principal office on the date hereof, without his express written consent; (iii) the reduction of Employee’s base salary as in effect immediately prior to the reduction; (iv) the failure of the Company to comply with any material term of this Agreement; or (v) the failure of the Company to obtain assumption of and agreement to perform this Agreement by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of Cordia. For purposes of this Agreement, “the Company” or “Cordia” shall mean Cordia Bancorp Inc., a Virginia corporation, and any successor to its business, stock or assets that assumes the obligations of this Agreement by contract or operation of law.

Section 9.          Confidentiality/Nondisclosure. Employee covenants and agrees that any and all information concerning the customers, businesses and services of Cordia, its subsidiaries and/or affiliates of which he has knowledge or access as a result of his association with Cordia in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of Cordia, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of Cordia. Such information shall expressly include, but shall not be limited to, information concerning the Company’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Employee shall deliver to the Company all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Company or its business, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Company with the maximum protection. This Section 7 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.

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Section 10.         Covenant Not to Compete. Except as provided in the following sentence, during the term of this Agreement and throughout any further period that he is an officer or employee of the Company, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Company or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever engage in Competitive Activity anywhere within a five (5) mile radius of any office operated by the Company, its subsidiaries and/or affiliates on any date on which the conduct at issue occurs. Notwithstanding the foregoing, the restrictions imposed by this Section 8 shall cease to apply on and after a Change of Control. For purposes of this Section 8, Competitive Activity means performing services as Chief Executive Officer, president or a senior officer of a bank or financial institution offering banking and financial products and services substantially similar to those offered by the Company on any date on which the conduct at issue occurs.

Section 11.         Nonsolicitation. During the term of this Agreement and throughout any further period that he is an officer or employee of the Company, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Company or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Company, its subsidiaries and/or affiliates to make deposits in or to become customers of any other financial institution offering banking and financial products and services substantially similar to those offered by the Company, its subsidiaries and/or affiliates on any date on which the conduct at issue occurs.

Section 12.         Nonrecruitment. During the term of this Agreement and throughout any further period that he is an officer or employee of the Company, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Company or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever induce any individuals to terminate their employment with the Company, its subsidiaries and/or affiliates if those individuals provide, or have provided during all or part of the covenant period described in this Section 10, accounting, credit, lending, information technology, account management or personal banking services for the Company, its subsidiaries and/or affiliates or any other types of services that give those individuals significant contact with or knowledge of the customer base of the Company.

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Section 13.         Injunctive Relief, Damages, Etc. Employee agrees that given the nature of the positions held by Employee with the Company, that each and every one of the covenants and restrictions set forth in Sections 7 through 10 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Company in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 7 through 10 that monetary damages alone will not adequately compensate the Company for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys’ fees, incurred by the Company as a result of taking action to enforce, or recover for any breach of, Section 7, 8, 9 or 10. The covenants contained in Sections 7, 8, 9 or 10 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 8, 9 or 10 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Company’s legitimate business interests.

Section 14.          Binding Effect/Assignability. This Employment Agreement shall be binding upon and inure to the benefit of Cordia and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee.

Section 15.         Governing Law. This Employment Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles of conflict of laws.

Section 16.         Arbitration. The parties agree that all controversies or claims arising out of or relating to this Agreement or Employee’s employment with the Company, with the exception of Sections 7 through 10 of this Agreement, will be submitted to final and binding arbitration. The parties further agree that the arbitration will be conducted under the Federal Arbitration Act (“FAA”) and the procedural rules of the American Arbitration Association (“AAA”), specifically AAA’s National Rules for the Resolution of Employment Disputes. Any arbitration proceeding, and/or other procedural matter related to an arbitration proceeding, will be conducted in Richmond, Virginia at a location to be mutually agreed by the parties. The parties agree that such arbitration will be conducted before an experienced arbitrator chosen by the Company and Employee. If the parties are unable to choose an arbitrator, the parties agree that an arbitrator will be designated by the AAA in accordance with their rules and procedures. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The party against who the arbitrator shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its or their rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator shall determine that under the circumstances recovery by the prevailing party of parties of all or part of any such fees and costs and expenses would be unjust.

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Section 17.         Invalid Provisions. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 18.        Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Company to its registered office or in the case of Employee to his last known address.

Section 19.         Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 20.         Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 21.         Captions. The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 22.   Code Section 409A. This Agreement is intended to satisfy the requirements of Code Section 409A and Treasury Regulations and other guidance, including transition rules, issued thereunder. Each provision and term of this Employment Agreement should be interpreted accordingly, but if any provision or term would be prohibited by or inconsistent with Code Section 409A or Treasury Regulations or other guidance thereunder, the parties agree that such provision or term may be amended to the extent necessary to comply with Code Section 409A and the Treasury Regulations and other guidance thereunder, in a manner determined by independent counsel selected by the Company and reasonably acceptable to Employee.

Section 23.    Enforceability of Obligations Against Cordia. The parties agree that the obligations of Cordia to Employee set forth hereunder shall be enforceable against Cordia only upon Employee’s commencement of services to Bank of Virginia in an executive capacity. Employee’s base compensation and any benefits payable by Cordia under this Employment Agreement, such as housing or automobile, will be offset dollar for dollar by the value of any corresponding compensation or benefits paid to Employee by Bank of Virginia or other Cordia subsidiary.

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IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand and seal on the day and year first above written.

CORDIA BANCORP INC.		EMPLOYEE

By:	/s/ Peter W. Grieve	s/ Jack Zoeller
Title: Chairman and Director		Jack C. Zoeller

(SEAL)

By:	/s/ Raymond Smith
Title: Director

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